PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Acquires an Approximately 260,500 Square Foot Medical Office
Portfolio in Indiana

Scottsdale, Arizona (March 24, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the completed purchase of a five building medical office portfolio located in Evansville and Newburgh, Indiana for $45,256,500.

The approximately 260,500 square foot portfolio is 100% master-leased to Deaconess Clinic, Inc., an affiliate of Deaconess Health System, Inc. Deaconess Clinic, Inc. is comprised of 110 primary care and specialty physicians. The buildings are positioned in strategic locations and are adjacent to a hospital or clinic campus. The neighboring hospitals include Deaconess Hospital, a 365-bed acute care teaching hospital, and Deaconess Gateway Hospital, a new six story facility with 116 beds. Deaconess Health System, Inc. guarantees the leases on all five buildings, carries an A+ rating from both Standard & Poor’s and Fitch and is the largest health system in Southern Indiana.

“The Deaconess Portfolio provides us with the opportunity to own core real estate assets essential to the healthcare delivery model in Southern Indiana”, stated Mark D. Engstrom, Executive Vice President – Acquisitions. “This portfolio is consistent with the new era of healthcare which involves hospitals and physicians working together in new ways to meet the needs of their communities.”

“We are impressed with the strength and quality of the Deaconess Health System. The acquisition of the Deaconess portfolio is consistent with our strategy of acquiring high quality and strategically located assets, with high quality tenants,” said Scott D. Peters, Chief Executive Officer and President of HTA. “We believe these assets will have a positive accretive impact on our portfolio.”

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. Since September 2009, when HTA completed its transition to self management, it has acquired approximately $492 million in medical office and healthcare-related assets. These assets include a total of 12 acquisitions and one other real estate-related asset, representing approximately 2.3 million square feet. Since its formation in 2006, HTA has made 56 geographically diverse acquisitions valued at approximately $1.54 billion based on purchase price, which includes 187 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 7.8 million square feet, and includes 168 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the new portfolio adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the portfolio; the strength and financial condition of the tenants; uncertainties relating to the local economy of Evansville, Indiana; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties relating to changes in the healthcare industry; uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.